ZIMMER HOLDINGS, INC. AND SUBSIDIARIES	2004 FORM 10-K

Subsidiaries of Zimmer Holdings, Inc.	Exhibit 21

Name	Jurisdiction

Zimmer, Inc.	Delaware
Zimmer US, Inc.	Delaware
Zimmer CEP USA Holding Co.	Delaware
Zimmer Austin, Inc.	Delaware
Zimmer Technology, Inc.	Delaware
Zimmer GmbH	Switzerland
Zimmer Luxembourg Sarl	Luxembourg
Glencove Corporation XXVII, Consultadoria e Servicos Lda.	Portugal
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